Exhibit 3.85

CERTIFICATE OF INCORPORATION

OF

FDR IRELAND LIMITED

FIRST.           The name of this Corporation is FDR Ireland Limited (the “Corporation”).

SECOND:       The address of the registered office of the Corporation in the State of Delaware is 32 Loockerman Square, Suite L-100, in the City of Dover, County of Kent.  The name of its registered agent at the address is The Prentice-Hall Corporation System, Inc.

THIRD:          The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).

FOURTH:       The total number of shares of stock which the Corporation shall have authority to issue is one hundred shares of Common Stock, each having a par value of one dollar ($1.00).

FIFTH:           The name and mailing address of the Sole Incorporator is as follows:

Name	Mailing Address

Amy M. Moss	American Express Tower
World Financial Center
New York, New York 10285

SIXTH:            The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Directors and stockholders:

(1)  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2)  The Directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

(3)  The number of Directors of the Corporation shall be determined in the manner provided in the By-laws of the Corporation.  Election of Directors need not be by written ballot, except to the extent so provided in the By-laws.

(4)  In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-laws adopted by the stockholders; provided, however, that no By-laws hereafter adopted by the stockholders shall invalidate any prior act of the Directors which would have been valid if such By-laws had not been adopted.

SEVENTH:      Meetings of stockholders may be held within or without the State of Delaware.  The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

EIGHTH:          The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter proscribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the GCL, do execute this Certificate, hereby declaring and certifying this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand on April 11, 1991.

/s/ Amy M. Moss
Amy M. Moss
Sole Incorporator

CERTIFICATE OF CHANGE OF REGISTERED AGENT

AND

REGISTERED OFFICE

* * * * *

                FDR Ireland Limited, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

                The present registered agent of the corporation is The Prentice-Hall Corporation and the present registered office of the corporation is in the count of Kent.

                The Board of Directors of FDR Ireland Limited adopted the following resolution on the 1st day of February, 1993.

                Resolved, that the registered office of FDR Ireland Limited in the state of Delaware be and it hereby is changed to Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, and the authorization of the present registered agent of this corporation be and the same is hereby withdrawn, and THE CORPORATION TRUST COMPANY, shall be and is hereby constituted and appointed the registered agent of this corporation at the address of its registered office.

                IN WITNESS WHEREOF, FDR Ireland Limited has caused this statement to be signed by Robert M. Scott, its President and attested by Jerry Dembowski, its Assistant Secretary this 4th day of February, 1993.

		By	/s/ Robert M. Scott
President

ATTEST:

By	/s/ Jerry Dembowski
Assistant Secretary

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE

AND OF REGISTERED AGENT

It is hereby certified that:

1.               The name of the corporation (hereinafter called the “corporation”) is

FDR IRELAND LIMITED

2.               The registered office of the corporation within the State of Delaware is hereby changed to 1013 Centre Road, City of Wilmington 19805, County of New Castle.

3.               The registered agent of the corporation within the State of Delaware is hereby changed to Corporation Service Company, the business office of which is identical with the registered office of the corporation as hereby changed.

4.               The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on March 16, 1998.

/s/ R. Michael Scott
NAME: R. MICHAEL SCOTT
TITLE: PRESIDENT